Report of Ernst & Young LLP, Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees of
Morgan Stanley Institutional Fund Trust

In planning and performing our audits of the financial statements of Equities Plus, Mid Cap Growth, U.S. Mid Cap Value, U.S. Small Cap Value, Value, Core Fixed Income (formerly U.S. Core Fixed Income), Core Plus Fixed Income, High Yield,  Intermediate Duration, International Fixed Income, Investment Grade Fixed Income, Limited Duration, Long Duration Fixed Income, Municipal, Balanced, Advisory Foreign Fixed Income, Advisory Foreign Fixed Income II and Advisory (formerly Advisory Mortgage) Portfolios (the “Funds”) (the eighteen portfolios constituting Morgan Stanley Institutional Fund Trust) as of and for the year ended September 30, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered its internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds’ internal control over financial reporting.  Accordingly, we express no such opinion.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Such internal control includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the company’s ability to initiate, authorize, record, process or report financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the company’s annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of the Funds’ internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). In our report to you dated November 10, 2006, we reported that there were no deficiencies in the Funds’ internal control over financial reporting and its operation, including controls for safeguarding securities, that we considered to be a material weakness as defined above as of September 30, 2006.

However, subsequent to the filing of the Morgan Stanley Institutional Fund Trust’s Form N-SAR for its fiscal year ended September 30, 2006, we noted the following matter relating to the Advisory Portfolio involving internal control over financial reporting and its operation that we consider to be a material weakness, as defined above.  The Advisory Portfolio of Morgan Stanley Institutional Fund Trust’s controls related to the accretion of income on Interest-Only Securities were not appropriately implemented to monitor the yield factors used in determining such accretion amounts.  As a result of this material weakness, the statement of assets and liabilities, including the portfolio of investments, as of September 30, 2006, the related statements of operations and cash flows for the year then ended, the statements of changes in net assets for each of the two years in the period then ended and the financial highlights for each of the four years in the period then ended of the Advisory Portfolio of Morgan Stanley Institutional Fund Trust were restated in order to appropriately account for such accretion of income and report the related income amount and cost basis of the Interest-Only Securities.

This report is intended solely for the information and use of management and the Board of Trustees of Morgan Stanley Institutional Fund Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

                                                                                                 Ernst & Young LLP

Boston, Massachusetts
November 10, 2006 except for the fifth and sixth paragraphs, as to which the date is April 10, 2007
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